EXHIBIT 99.5

                        ACE MARKETING & PROMOTIONS, INC.
                               457 ROCKAWAY AVENUE
                             VALLEY STREAM, NY 11581
                                 (516) 256-7766

 ACE REPORTS ON ITS OPERATIONS WHICH INCLUDES A 28.7% INCREASE IN REVENUE
            IN ITS SECOND QUARTER AND A 24% INCREASE IN ITS REVENUE
                           FOR THE FIRST HALF OF 2007

VALLEY STREAM, NY - (Business Wire) - August 9, 2007


Ace Marketing & Promotions, Inc. (OTC BB: AMKT) announced today the results for its second quarter and first half of June 30, 2007.



Second quarter

                                                            2007               2006
                                                    -----------------------------------
Revenue  (A)                                             $1,400,786         $1,088,589

Cost of Revenues                                            960,074            754,291
                                                    ----------------   ----------------
Gross Profit (B)                                            440,712            334,298
Selling, general & Administrative expenses (C)              580,384            454,311
                                                    ----------------   ----------------
Loss from operations                                      (139,672)          (120,013)
                                                    ================   ================
Net Loss                                                  (131,720)          (119,889)
                                                    ================   ================
Net Loss per common share                                    (0.02)             (0.02)
                                                    ================   ================
Weighted Average common shares                            8,012,722          6,923,701
                                                    ================   ================


First Half

                                                           2007              2006
                                                    -----------------------------------
Revenue  (A)                                             $2,683,666         $2,163,596

Cost of Revenues                                          1,825,598          1,529,464
                                                    ----------------   ----------------
Gross Profit  (B)                                           858,068            634,132
Selling, general & Administrative expenses (C)            1,134,908            870,484
                                                    ----------------   ----------------
Loss from operations                                      (276,840)          (236,352)
                                                    ================   ================
Net Loss                                                  (260,546)          (235,481)
                                                    ================   ================
Net Loss per common share                                    (0.03)             (0.04)
                                                    ================   ================
Weighted Average common shares                            8,020,499          6,590,678
                                                    ================   ================

__________
(A) The increases in revenues in 2007 were primarily due to Ace utilizing additional sales representatives to obtain additional customers and Ace's new and existing customers buying products with higher average prices.

(B) Gross profits will vary period-to-period depending upon a number of factors including the mix of items sold, pricing of the items and the volume of product sold.

(C) Selling, general, and administrative expenses include payroll and related expenses, commissions, insurance, rents, professional, consulting and public awareness fees. For the second quarter of 2007, the overall increase of $126,073 was primarily due to a $128,685 increase in salaries, commissions and other compensation paid to our employees to sustain our growth and a $16,726 decrease in stock based compensation.

       For the first half, the overall increase of $264,424 was primarily due to a $191,148 increase in salaries, commissions and other compensation paid to our employees to sustain our growth,one time cash fees for public awareness/investor relations of approximately $45,000 and a $5,023 decrease in stock based compensation.



INTRODUCING ACE

Ace is a full service advertising specialties and promotional products company that distributes items typically with logos to large corporations, schools and universities, financial institutions and not-for-profit organizations. Specific categories of promotional products include advertising specialties, business gifts, incentives and awards, and premiums.

For additional information, a copy of Ace's Form 10-QSB can be obtained on the Internet by going to www.acemarketing.net, clicking on links and then clicking on SEC Filings.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.


Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

_________________
CONTACT:
  Ace - Valley Stream, NY.
  Michael Trepeta, President - 516-256-7766